Tyler Technologies Reports Earnings for Fourth Quarter 2018

Company achieves double-digit revenue growth for the 29th consecutive quarter

PLANO, Texas – February 20, 2019 – Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the fourth quarter and year ended December 31, 2018.

Fourth Quarter 2018 Financial Highlights:

•
Total revenues were $242.0 million, up 11.2 percent from $217.7 million for the fourth quarter of 2017. Non-GAAP total revenues were $243.0 million, up 11.5 percent from $217.9 million for the fourth quarter of 2017. GAAP organic revenue growth was 7.4 percent and non-GAAP organic revenue growth was 7.3 percent.

•	Recurring revenue from maintenance and subscriptions was $158.1 million, up 13.1 percent compared to the fourth quarter of 2017, and comprised 65.4 percent of fourth quarter 2018 revenue.

•
Operating income was $38.9 million, down 12.2 percent from $44.3 million for the fourth quarter of 2017. Non-GAAP operating income was $65.2 million, up 2.2 percent from $63.8 million for the fourth quarter of 2017.

•
Net income was $31.6 million, or $0.79 per diluted share, down 52.3 percent compared to $66.2 million, or $1.68 per diluted share, for the fourth quarter of 2017. The decline was primarily due to the one-time tax benefit associated with the Tax Cuts and Jobs Act that was recognized in the fourth quarter of 2017. Non-GAAP net income was $50.5 million, or $1.26 per diluted share, up 20.0 percent compared to $42.1 million, or $1.06 per diluted share, for the fourth quarter of 2017.

•	Cash flows from operations were $70.9 million, up 32.7 percent compared to $53.4 million for the fourth quarter of 2017.

•	Adjusted EBITDA was $72.1 million, up 4.1 percent compared to $69.3 million for the fourth quarter of 2017.

•
Tyler repurchased 780,842 shares of its common stock during the quarter at an average price of $192.16. Tyler also announced that its board of directors has increased the company's common stock repurchase authorization by 1.5 million shares. Tyler may repurchase up to an additional 2.7 million shares under the current authorization.

•	Software license arrangements comprised approximately 60 percent and subscription arrangements comprised approximately 40 percent of the total new software contract value in the fourth quarter.

•	Software subscription bookings in the fourth quarter added $7.9 million in new annual recurring revenue.

•	On December 7, 2018, Tyler acquired SceneDoc, Inc. Its results, which are immaterial, are included in Tyler's consolidated results from the date of acquisition.

•
Subsequent to the end of the year, Tyler announced the signing of a definitive agreement to acquire MicroPact, Inc., for $185 million in cash. The transaction is expected to close in the first quarter of 2019.

•	Effective January 1, 2018, Tyler adopted the requirements of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), utilizing the full retrospective method of transition. Prior

Tyler Technologies Reports Earnings
For Fourth Quarter 2018
Feb. 20, 2019

year amounts have been restated from previously reported amounts to reflect the impact of the full retrospective adoption of Topic 606.

Full Year 2018 Financial Highlights:

•
Total revenues were $935.3 million, up 11.2 percent from $840.9 million in 2017. Non-GAAP total revenues were $939.7 million, up 11.6 percent from $842.0 million in 2017. Both GAAP and non-GAAP organic revenue growth were 8.9 percent.

•	Recurring revenue from maintenance and subscriptions was $605.1 million, up 13.8 percent compared to 2017, and comprised 64.7 percent of 2018 revenue.

•	Operating income was $152.5 million, down 6.3 percent from $162.8 million in 2017. Non-GAAP operating income was $250.3 million, up 5.4 percent from $237.4 million in 2017.

•
Net income was $147.5 million, or $3.68 per diluted share, down 13.0 percent compared to $169.6 million, or $4.32 per diluted share, in 2017. Non-GAAP net income was $192.8 million, or $4.80 per diluted share, up 24.6 percent compared to $154.8 million, or $3.94 per diluted share, in 2017.

•	Cash flows from operations were $250.2 million, up 27.8 percent compared to $195.8 million in 2017.

•	Adjusted EBITDA was $274.6 million, up 7.4 percent compared to $255.6 million in 2017.

•	Software license arrangements comprised approximately 59 percent and subscription arrangements comprised approximately 41 percent of the total new software contract value for the year.

•	Software subscription bookings in 2018 added $26.5 million in new annual recurring revenue.

•
Total backlog at year-end was $1.25 billion, up 1.7 percent from $1.23 billion at December 31, 2017. Software-related backlog (excluding appraisal services) was $1.21 billion, up 1.9 percent from $1.19 billion at December 31, 2017.

“Our fourth quarter performance provided a solid finish to 2018,” said Lynn Moore Jr., Tyler’s president and chief executive officer. “We achieved double-digit total revenue growth for the 29th consecutive quarter and both total and organic growth improved over the third quarter levels. Subscription revenues led the way with growth of 26 percent. In addition, software license and royalties revenues grew 15 percent and reached a new quarterly high, surpassing $25 million for the first time. Together, our core software licenses and subscription revenues grew 23 percent, with 15 percent organic growth.

“Our new business pipeline remains strong and backlog at the end of the quarter reached a new high of $1.25 billion. Bookings declined 13 percent on a difficult comparison with fourth quarter 2017, which included the $21 million Odyssey courts software contract with the State of Kansas Judicial Branch. In addition, the intentional reduction in our standard initial term for new software subscription contracts continues to negatively impact bookings. The average new subscription contract term was 4.1 years in the fourth quarter, compared to 5.4 years in fourth quarter of 2017.

"Cash flow was once again very strong, as cash flows from operations in the fourth quarter grew 33 percent over last year, and free cash flow grew 39 percent. For the full year, cash flows from operations increased 28 percent, and free cash flow rose 46 percent.

Tyler Technologies Reports Earnings
For Fourth Quarter 2018
Feb. 20, 2019

"2018 was certainly a year of investment for Tyler, and we used our strong cash flow and balance sheet to make a number of investments that further our growth objectives and create long-term shareholder value. In December, we completed our fifth acquisition of the year with the purchase of SceneDoc, which provides mobile-first, software-as-a-service field reporting for law enforcement agencies. In total, we used approximately $178 million in cash for acquisitions in 2018. While these acquisitions represent important additions to our product offerings, we're also making significant investments in the acquired businesses to strengthen their organizations and integrate their solutions with existing Tyler products. As a result, the 2018 acquisitions were in the aggregate dilutive to earnings.

"We are excited about the pending acquisition of MicroPact, a leading provider of specialized, vertically-oriented case management and business process management applications for government. This acquisition is expected to close in the first quarter and will be the second largest in our history. MicroPact complements our current product offerings and will significantly expand our total addressable market through its strong presence in the federal space.

"As we noted at the beginning of 2018, we significantly increased our research and development spend for the year. R&D expense increased 34 percent from 2017, with a wide range of product development projects across our product suites, including accelerated R&D at Socrata, which we acquired in April. While R&D growth will slow somewhat in 2019, investment in product development will remain at an elevated level in the coming year.

"We were also very active with our stock repurchase program in the fourth quarter of 2018, reflecting our confidence in the company's long-term outlook. We repurchased more than 780,000 shares of our common stock during the quarter, and the $150 million used on stock repurchases this quarter exceeded the total used on stock repurchases in the previous six years combined. With our board's recent 1.5 million share increase to our stock repurchase authorization, we expect to continue to opportunistically return cash to shareholders through future buybacks.

"Looking to 2019, our guidance reflects the ongoing investment in our 2018 acquisitions, which will collectively remain dilutive in 2019, along with a continued elevated level of investment in research and development. Our guidance also includes the estimated impact of the pending acquisition of MicroPact, which is expected to be completed in the first quarter," said Moore.

Guidance for 2019

As of February 20, 2019, Tyler Technologies is providing the guidance below for the full year 2019, including the estimated impact of the pending acquisition of MicroPact.

•	GAAP total revenues are expected to be in the range of $1.08 billion to $1.10 billion.

•	Non-GAAP total revenues are expected to be in the range of $1.09 billion to $1.11 billion.

•
GAAP diluted earnings per share are expected to be in the range of $3.54 to $3.69 and may vary significantly due to the impact of stock option exercises on the GAAP effective tax rate, as well as the final valuations of acquired intangibles.

•	Non-GAAP diluted earnings per share are expected to be in the range of $5.20 to $5.35.

•	Pretax non-cash, share-based compensation expense is expected to be approximately $62 million.

Tyler Technologies Reports Earnings
For Fourth Quarter 2018
Feb. 20, 2019

•	Research and development expense is expected to be in the range of $82 million to $84 million.

•	Fully diluted shares for the year are expected to be in the range of 40 million to 41 million shares.

•
GAAP earnings per share assumes an estimated annual effective tax rate of approximately 10 percent after discrete tax items and includes approximately $27 million of estimated discrete tax benefits related to share-based compensation.

•	The non-GAAP annual effective tax rate is expected to be 24 percent.

•
Capital expenditures are expected to be in the range of $54 million to $56 million, including approximately $16 million related to real estate and approximately $6 million of capitalized software development. Total depreciation and amortization expense is expected to be approximately $75 million, including approximately $47 million of amortization of acquisition intangibles.

GAAP to non-GAAP guidance reconciliation
Non-GAAP total revenues is derived from adding back the estimated full year impact of write-downs of acquisition-related deferred revenue and amortization of acquired leases of approximately $10 million. Non-GAAP diluted earnings per share is derived by adding back the estimated full year impact of non-cash share-based compensation expense and employer portion of payroll tax related to employee stock transactions of approximately $62 million, and amortization of acquired software and intangible assets of approximately $47 million. Additionally, the non-GAAP tax rate of 24 percent is estimated periodically as described below under "Non-GAAP Financial Measures" and excludes approximately $27 million of estimated discrete tax benefits related to share-based compensation that are included in the GAAP estimated annual effective tax rate.

Conference Call

Tyler Technologies will hold a conference call on Thursday, February 21, at 10:00 a.m. EST to discuss the company’s results. The company is offering participants the opportunity to register in advance for the conference through the following link: http://dpregister.com/10128442. Registered participants will receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call on February 21.

Participants who do not wish to pre-register for the call may dial in using 844-861-5506 (U.S. callers) or 412-317-6587 (international callers) or 866-450-4696 (Canada callers) and ask for the “Tyler Technologies” call. A replay will be available two hours after completion of the call through February 28, 2019. To access the replay, please dial 877-344-7529 (U.S. callers), 412-317-0088 (international callers) and 855-669-9658 (Canada callers) and reference passcode 10128442.

The live webcast and archived replay can also be accessed at http://investors.tylertech.com/Presentations.

About Tyler Technologies, Inc.

Tyler Technologies (NYSE: TYL) is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector - cities, counties, schools and other government entities - to become more efficient, more accessible and more responsive to the needs of their constituents. Tyler's client base includes more than 15,000 local government offices in all 50 states, Canada, the Caribbean, Australia, and other international locations. Forbes has included Tyler on its

Tyler Technologies Reports Earnings
For Fourth Quarter 2018
Feb. 20, 2019

"Best Small Companies" list eight times and ranked Tyler on its "Best Midsize Employers" list in 2018. More information about Tyler Technologies, headquartered in Plano, Texas, can be found at www.tylertech.com.

Non-GAAP Financial Measures

Tyler Technologies has provided in this press release financial measures that have not been prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. This information includes non-GAAP revenues, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP earnings per diluted share, EBITDA, and adjusted EBITDA. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating Tyler’s ongoing operational performance because they provide additional insight in comparing results from period to period. Tyler believes the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-
GAAP financial measures. Non-GAAP financial measures discussed above exclude write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with amortization of intangibles arising from business combinations.

Tyler currently uses a non-GAAP tax rate of 24 percent. This rate is based on Tyler's estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating Tyler's non-GAAP income, as well as significant non-recurring tax adjustments. The non-GAAP tax rate used in future periods will be reviewed periodically to determine whether it remains appropriate in consideration of factors including Tyler's periodic effective tax rate calculated in accordance with GAAP, changes resulting from tax legislation, changes in the geographic mix of revenues and expenses, and other factors deemed significant. Due to differences in tax treatment of items excluded from non-GAAP earnings, as wells as the methodology applied to Tyler's estimated annual tax rate as described above, the estimated tax rate on non-GAAP income may differ from the GAAP tax rate and from Tyler's actual tax liabilities.

Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial information prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial statement tables included below in this press release.

Forward-looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important

Tyler Technologies Reports Earnings
For Fourth Quarter 2018
Feb. 20, 2019

factors that could cause actual results to differ materially from our expectations and beliefs: (1) changes in the budgets or regulatory environments of our clients, primarily local and state governments, that could negatively impact information technology spending; (2) our ability to protect client information from security breaches and provide uninterrupted operations of data centers; (3) our ability to achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (4) material portions of our business require the Internet infrastructure to be adequately maintained; (5) our ability to achieve our financial forecasts due to various factors, including project delays by our clients, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (6) general economic, political and market conditions; (7) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (8) competition in the industry in which we conduct business and the impact of competition on pricing, client retention and pressure for new products or services; (9) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (10) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.
###
(Comparative results follow)

Contact: Brian K. Miller
Executive Vice President - CFO
Tyler Technologies, Inc.
972-713-3720
brian.miller@tylertech.com

19-14

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
		As Adjusted		As Adjusted
Revenues:
Software licenses and royalties	$25,821	$22,416	$93,441	$86,242
Subscriptions	59,811	47,445	220,547	172,176
Software services	46,457	46,059	191,269	180,460
Maintenance	98,333	92,354	384,521	359,319
Appraisal services	5,376	5,755	21,846	25,023
Hardware and other	6,183	3,672	23,658	17,679
Total revenues	241,981	217,701	935,282	840,899

Cost of revenues:
Software licenses and royalties	863	1,117	3,802	3,321
Acquired software	5,969	5,443	22,972	21,686
Software services, maintenance and subscriptions	111,843	99,886	438,923	387,634
Appraisal services	3,445	3,718	14,299	16,286
Hardware and other	3,990	2,187	15,708	12,595
Total cost of revenues	126,110	112,351	495,704	441,522

Gross profit	115,871	105,350	439,578	399,377

Selling, general and administrative expenses	55,134	45,621	207,605	175,914
Research and development expense	17,335	12,017	63,264	47,324
Amortization of customer and trade name intangibles	4,475	3,365	16,217	13,381
Operating income	38,927	44,347	152,492	162,758
Other income, net	1,180	914	3,378	698
Income before income taxes	40,107	45,261	155,870	163,456
Income tax provision (benefit)	8,555	(20,935)	8,408	(6,115)
Net income	$31,552	$66,196	$147,462	$169,571

Earnings per common share:
Basic	$0.82	$1.76	$3.84	$4.55
Diluted	$0.79	$1.68	$3.68	$4.32

Weighted average common shares outstanding:
Basic	38,614	37,694	38,445	37,273
Diluted	39,891	39,499	40,123	39,246

TYLER TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
		As Adjusted		As Adjusted
Reconciliation of non-GAAP total revenues
GAAP total revenues	$241,981	$217,701	$935,282	$840,899
Non-GAAP adjustments:
Add: Write-downs of acquisition-related deferred revenue	952	124	4,000	663
Add: Amortization of acquired leases	100	111	426	444
Non-GAAP total revenues	$243,033	$217,936	$939,708	$842,006

Reconciliation of non-GAAP gross profit and margin
GAAP gross profit	$115,871	$105,350	$439,578	$399,377
Non-GAAP adjustments:
Add: Write-downs of acquisition-related deferred revenue	952	124	4,000	663
Add: Amortization of acquired leases	100	111	426	444
Add: Share-based compensation expense included in cost of revenues	3,948	2,541	13,588	9,415
Add: Amortization of acquired software	5,969	5,443	22,972	21,686
Non-GAAP gross profit	$126,840	$113,569	$480,564	$431,585
GAAP gross margin	47.9%	48.4%	47.0%	47.5%
Non-GAAP gross margin	52.2%	52.1%	51.1%	51.3%

Reconciliation of non-GAAP operating income and margin
GAAP operating income	$38,927	$44,347	$152,492	$162,758
Non-GAAP adjustments:
Add: Write-downs of acquisition-related deferred revenue	952	124	4,000	663
Add: Amortization of acquired leases	100	111	426	444
Add: Share-based compensation expense	14,774	9,980	52,740	37,348
Add: Employer portion of payroll tax related to employee stock transactions	4	418	1,412	1,102
Add: Amortization of acquired software	5,969	5,443	22,972	21,686
Add: Amortization of customer and trade name intangibles	4,475	3,365	16,217	13,381
Non-GAAP adjustments subtotal	26,274	19,441	97,767	74,624
Non-GAAP operating income	$65,201	$63,788	$250,259	$237,382
GAAP operating margin	16.1%	20.4%	16.3%	19.4%
Non-GAAP operating margin	26.8%	29.3%	26.6%	28.2%

TYLER TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
		As Adjusted		As Adjusted
Reconciliation of non-GAAP net income and earnings per share
GAAP net income	$31,552	$66,196	$147,462	$169,571
Non-GAAP adjustments:
Add: Total non-GAAP adjustments to operating income	26,274	19,441	97,767	74,624
Less: Tax impact related to non-GAAP adjustments	(7,376)	(43,581)	(52,464)	(89,440)
Non-GAAP net income	$50,450	$42,056	$192,765	$154,755
GAAP earnings per diluted share	$0.79	$1.68	$3.68	$4.32
Non-GAAP earnings per diluted share	$1.26	$1.06	$4.80	$3.94

Detail of share-based compensation expense
Cost of software services, maintenance and subscriptions	$3,948	$2,541	$13,588	$9,415
Selling, general and administrative expenses	10,826	7,439	39,152	27,933
Total share-based compensation expense	$14,774	$9,980	$52,740	$37,348

Reconciliation of EBITDA and adjusted EBITDA
GAAP net income	$31,552	$66,196	$147,462	$169,571
Amortization of customer and trade name intangibles	4,475	3,365	16,217	13,381
Depreciation and other amortization included in
cost of revenues, SG&A and other expenses	11,580	10,330	45,052	40,013
Interest expense included in other expense, net	193	191	763	762
Income tax provision (benefit)	8,555	(20,935)	8,408	(6,115)
EBITDA	$56,355	$59,147	$217,902	$217,612
Write-downs of acquisition-related deferred revenue	952	124	4,000	663
Share-based compensation expense	14,774	9,980	52,740	37,348
Adjusted EBITDA	$72,081	$69,251	$274,642	$255,623
Adjusted EBITDA margin	29.7%	31.8%	29.2%	30.4%

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
 (Unaudited)

	December 31, 2018	December 31, 2017
		As Adjusted
ASSETS

Current assets:
Cash and cash equivalents	$134,279	$185,926
Accounts receivable, net	298,912	246,188
Current investments and other assets	80,970	77,362
Income tax receivable	4,697	11,339
Total current assets	518,858	520,815

Accounts receivable, long-term portion	16,020	12,107
Property and equipment, net	155,177	152,315

Other assets:
Goodwill	753,718	657,987
Other intangibles, net	276,852	229,617
Non-current investments and other assets	70,338	38,510

Total assets	$1,790,963	$1,611,351

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$73,390	$72,849
Deferred revenue	350,512	298,613
Total current liabilities	423,902	371,462

Revolving line of credit	—	—
Deferred revenue, long-term	424	1,274
Deferred income taxes	41,791	46,879
Shareholders' equity	1,324,846	1,191,736

Total liabilities and shareholders' equity	$1,790,963	$1,611,351

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
		As Adjusted		As Adjusted
Cash flows from operating activities:
Net income	$31,552	$66,196	$147,462	$169,571
Adjustments to reconcile net income to cash
provided by operations:
Depreciation and amortization	16,132	13,695	61,759	53,395
Share-based compensation expense	14,774	9,980	52,740	37,348
Provision for losses - accounts receivable	2,286	4,110	2,286	4,110
Deferred income tax benefit	(35)	(19,959)	(5,069)	(33,664)
Changes in operating assets and liabilities,
exclusive of effects of acquired companies	6,141	(20,648)	(8,975)	(35,005)
Net cash provided by operating activities	70,850	53,374	250,203	195,755

Cash flows from investing activities:
Cost of acquisitions, net of cash acquired	(10,785)	(1,583)	(178,093)	(11,344)
Purchase of marketable security investments	(22,987)	(9,874)	(115,625)	(59,779)
Proceeds from marketable security investments	20,997	7,611	81,205	28,786
Additions to property and equipment	(3,964)	(5,323)	(27,424)	(43,057)
Decrease (increase) in other	825	(419)	1,682	(1)
Net cash used by investing activities	(15,914)	(9,588)	(238,255)	(85,395)

Cash flows from financing activities:
Decrease in net borrowings on revolving line of credit	—	—	—	(10,000)
Purchase of treasury shares	(146,553)	(442)	(146,553)	(7,474)
Contributions from employee stock purchase plan	2,073	1,702	8,051	7,044
Proceeds from exercise of stock options	4,371	16,277	74,907	49,845
Net cash (used) provided by financing activities	(140,109)	17,537	(63,595)	39,415

Net (decrease) increase in net cash and cash equivalents	(85,173)	61,323	(51,647)	149,775
Cash and cash equivalents at beginning of period	219,452	124,603	185,926	36,151

Cash and cash equivalents at end of period	$134,279	$185,926	$134,279	$185,926